As filed with the Securities and Exchange Commission on August 30, 2019

Registration No. 333-28997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

BENCHMARK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-2211011 (I.R.S. Employer Identification Number)

56 South Rockford Drive Tempe, Arizona 85281 (Address of principal executive offices, including zip code)

BENCHMARK ELECTRONICS, INC. 401(k) EMPLOYEE SAVINGS PLAN

(Full title of the plan)

Stephen J. Beaver

Vice President and General Counsel

56 South Rockford Drive

Tempe, Arizona 85281

(623) 300-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Benchmark Electronics, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on June 11, 1997 (Registration No. 333-28997) (the “Registration Statement”), with respect to 500,000 shares of the Registrant’s common stock (2,250,000 shares after giving effect to the Company’s stock splits on July 28, 1997, November 13, 2003 and April 3, 2006), par value $0.10 per share (“Common Stock”), and an indeterminate amount of interests to be offered or sold pursuant to the Benchmark Electronics, Inc. 401(k) Employee Savings Plan (the “Plan”).

Effective December 14, 2018, the Company’s Common Stock fund was eliminated as an investment alternative under the Plan. As a result, the offering pursuant to the Registration Statement has been terminated. Pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Company is filing this Amendment to deregister, and does hereby remove from registration, all shares of Common Stock registered under the Registration Statement and all plan interests registered under the Registration Statement that remain unissued under the Plan as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on August 30, 2019.

BENCHMARK ELECTRONICS, INC.

By:	/s/ Stephen J. Beaver
Name:	Stephen J. Beaver, Esq.
Title:	Vice President General Counsel